EXHIBIT 99.1

Contacts:
John McManus
Spectrum Pharmaceuticals, Inc.
(949) 788-6700, Ext. 247

Spectrum Pharmaceuticals Reports Positive Clinical Data Presented on
Satraplatin in the Treatment of Hormone-Refractory Prostate Cancer at
ASCO

Satraplatin achieves statistically significant
doubling of progression-free survival

     IRVINE, Calif., June 3, 2003 — Spectrum Pharmaceuticals, Inc. (Nasdaq: SPPI — News) today announced the presentation of positive clinical data on its lead compound, satraplatin, at the Annual Meeting of the American Society of Clinical Oncology (ASCO) in Chicago. The study, entitled, “Randomized phase III trial of a new oral platinum, satraplatin (JM-216) plus prednisone or prednisone alone in patients with hormone refractory prostate cancer,” (Abstract #1586) was presented by Cora N. Sternberg, M.D., FACP, Chief of the Department of Medical Oncology at the San Camillo and Forlanini Hospitals, Rome, Italy and Head of the Genitourinary Tract Group for the European Organization for the Research and Treatment of Cancer (EORTC). The study results demonstrated statistically significant superiority of the satraplatin arm (p=0.023) in time to disease progression, with doubling of progression-free survival.

     The study involved 50 randomized patients and evaluated satraplatin plus prednisone (N=27) versus prednisone alone (N=23) for use as a first-line chemotherapy treatment in hormone-refractory prostate cancer (HRPC). Prednisone is a synthetic hormone often used in treating advanced prostate cancer. Compliance to treatment and tolerance were excellent in the study. Patients were followed until progression or death.

     The study results showed that satraplatin treatment significantly lengthened the time to disease progression (p=0.023): the median time to disease progression was 5.2 months for satraplatin versus 2.5 months for the control arm. Additionally, at six months, 41% of patients treated in the satraplatin arm were progression free versus 22% of patients in the control arm. A greater than 50% decline in PSA (prostate-specific antigen) was experienced by 33% (9/27) of patients in the satraplatin arm versus 9% (2/23) of patients in the control arm. The median overall survival time was 15 months for patients treated in the satraplatin arm versus 12 months for patients in the control arm. At one year, 70 percent of the patients treated in the satraplatin arm were still alive, versus only 48 percent of the patients in the control arm.

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     “The data from this study presented by Dr. Sternberg at ASCO show that satraplatin is potentially a very attractive agent for the treatment of prostate cancer, and as an oral drug, it offers the potential advantages of easier, outpatient administration. The data also suggests that the drug is well tolerated, and has excellent potential for patient acceptance”, stated Luigi Lenaz, M.D., President, Oncology Division of Spectrum Pharmaceuticals, Inc. “We continue to expect that our co-development partner GPC Biotech AG will achieve its stated goal of beginning satraplatin Phase III registrational trials in the third quarter of this year. The dosing of the first patient in this trial will trigger a $1 million cash payment and $1 million equity investment in Spectrum, at a 50 percent premium to the market price.”

     Prostate cancer is the most common cancer among men in the U.S. Over 220,000 new cases are projected for 2003, and an estimated one in six men are expected to develop prostate cancer in their lifetimes. Over 100,000 patients in North America, Europe and Japan combined have hormone-refractory prostate cancer (HRPC). For those patients failing hormone therapy, treatment options currently include chemotherapy, growth factor inhibitors and other biologic agents. However, these options are usually only marginally effective. Thus, HRPC is an area of major unmet medical need.

     Satraplatin is a member of the platinum family of compounds, and it is orally administered. Phase II trials have been successfully completed in HRPC, as well as in other tumor types, including ovarian and small cell lung cancer. Adverse reactions are dose related and consist mainly of myelosuppression, emesis and diarrhea. Satraplatin has already been studied in over 600 patients. Registrational Phase III trials are expected to begin in the third quarter of 2003, and will be fully funded by our co-development partner, GPC Biotech AG. Additional information on satraplatin can be found on the Company’s Web site at www.spectrumpharm.com.

     Spectrum Pharmaceuticals’ primary focus is to develop in-licensed drugs for the treatment and supportive care of cancer patients. The Company’s lead drug, satraplatin, is a phase 3 oral, anti-cancer drug being co-developed with GPC Biotech AG. Elsamitrucin, a phase 2 drug, will initially target non-Hodgkin’s lymphoma. Eoquin™ is being studied in the treatment of superficial bladder cancer, and may have applications as a radiation sensitizer. The Company is actively working to develop, seek approval for and oversee the marketing of generic drugs in the U.S. Spectrum also has a pipeline of pre-clinical neurological drug candidates for disorders such as attention-deficit hyperactivity disorder, schizophrenia, mild cognitive impairment and pain, which it is actively seeking to out-license or co-develop. For additional information, visit the Company’s web site at www.spectrumpharm.com.

     This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These risks are described in further detail in the Company’s reports filed with the Securities and Exchange Commission.

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